EXHIBIT 5.2

May 11, 2026

Ocean Capital Acquisition Corporation

1209 Orange St.

Wilmington, DE 19801

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Ocean Capital Acquisition Corp., a British Virgin Islands company with limited liability (the “Company”), in connection with the Registration Statement on Form S-1 (Registration No. 333-282462, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (i) 10,000,000 units (the “Units”), with each Unit consisting of one of the Company’s ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), one redeemable warrant (the “Warrants”) and one right to receive one ordinary share (the “Rights”); (ii) up to 1,500,000 Units (the “Over-Allotment Units”) for which the underwriters (the “Underwriters”) have been granted an over-allotment option; (iii) all Ordinary Shares, Warrants and Rights issued as part of the Units and Over-Allotment Units; and (iv) all Ordinary Shares issuable upon exercise of the Warrants and conversion of the Rights included in the Units, and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreements governing the Units, Warrants and the Rights contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law and have assumed the due authorization, execution and delivery of the Units, Warrants and the Rights in accordance with the laws of the British Virgin Islands. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the British Virgin Islands.

Based upon the foregoing, we are of the opinion that the Warrants and Rights (including the Warrants and Rights issuable in connection with the Over-Allotment Units), the Units and the Over-Allotment Units, if and when paid for in accordance with the terms of the underwriting agreement between the Company and the representative of the Underwriters (the “Underwriting Agreement”), will constitute the valid and legally binding obligations of the Company, enforceable against it in accordance with its terms.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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